Exhibit 99.4

CONSENT OF MATTHEW MALONEY TO BE NAMED AS A DIRECTOR NOMINEE

Marquee Raine Acquisition Corp. intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee. The undersigned also consents to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

Dated: November 27, 2020	Signature:	/s/ Matthew Maloney
By: Matthew Maloney